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                                                                 Exhibit 10.11

                                                                 EXECUTION COPY

[*]  Confidential treatment requested


                        CAPACITY RIGHT OF USE AGREEMENT


THIS AGREEMENT dated as of the 25th day of June, 1999, between FLAG LIMITED ("FLAG"), a company organized under the laws of Bermuda and having its principal office at 69 Front Street, Hamilton HM12, Bermuda, and INFONET BROADBAND SERVICES CORPORATION ("Purchaser"), a company organized under the laws of Delaware and having its principal office at 2100 East Grand Avenue, El Segundo, California 90245, USA

                                  WITNESSETH:

     WHEREAS, FLAG and other parties have entered into a Construction and Maintenance Agreement (as amended to date, the "C&MA") to construct, operate and maintain a fiberoptic submarine cable system known as the Fiberoptic Link Around the Globe (the "FLAG Cable System"); and

     WHEREAS, Purchaser desires to acquire from FLAG, and FLAG is willing to provide to Purchaser, a right of use in capacity described in Section 1 below on the FLAG Cable System (the "Capacity"); and

     WHEREAS, FLAG and Purchaser (the "Parties") desire to define the terms and conditions under which the Capacity will be acquired by Purchaser.

     NOW, THEREFORE, the Parties hereby agree as follows:

1.   PURCHASE OF CAPACITY

     a. Purchaser agrees to acquire the right to use a whole STM-1 between the United Kingdom and Japan between the landing stations at Porthcurno, United Kingdom and Ninomiya, Japan ("Prime STM-1").

     b. [*]

     c. [*]

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     d.   [*]

     e.   [*]

     f.   [*]

     g. The ability of Purchaser to make use of the rights granted to Purchaser in this Section 1 more than 24 months after the date hereof shall be subject to Purchaser obtaining access to the FLAG Cable System through the relevant landing stations.

     h. Purchaser shall from time to time provide FLAG with not less than 30 days' prior notice of the date it wishes to activate any of the Capacity.

     i. Subject to payment of the purchase price for the Capacity Purchaser wishes to activate pursuant hereto, Purchaser shall have the right to use such Capacity from the date of activation until the end of its design life (25 years after 8 October 1997) or if earlier until the FLAG Cable System is decommissioned, which earlier decommissioning requires the unanimous agreement of FLAG and the FLAG Cable System landing parties under the C&MA. Purchaser shall not, pursuant to this Agreement, have any ownership or other rights in the FLAG Cable System itself. Nevertheless, except as otherwise provided in this Agreement, as between

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          Purchaser and FLAG, Purchaser shall have the rights and remedies under the C&MA with respect to the use of the Capacity as if Purchaser were a Non-Landing Party Signatory to the C&MA. FLAG shall have no greater obligations with regard to the Capacity or the use thereof than it would have under the C&MA if Purchaser were a Non-Landing Party Signatory to the C&MA.

2.   PAYMENTS

     a. Purchaser shall pay to FLAG the purchase price of US$[*] for the Capacity (which includes standby operation and maintenance charges) as follows:

          (i)   [*]

          (ii)  [*]

          (iii) [*]

          FLAG shall render invoices for such amounts. For purposes hereof, activation of Capacity shall be as set forth in the FLAG Operations and Maintenance Plan.

     b. Purchaser shall pay the required charges for each Drop and Insert prior to its activation. FLAG shall render invoices for such charges.

     c. Purchaser shall pay to FLAG all other amounts and at such times as are set forth in, or determined pursuant to, Schedule 2 hereto.

     d. Except for the payment under Section 2a(i), which is payable no later than 30 June 1999, Purchaser shall pay all invoices rendered by FLAG within 30 days after receipt by Purchaser. Any amount payable pursuant to this Agreement which is not paid when due shall accrue interest at the annual rate of 3% above the U.S. dollar LIBOR for one month as quoted in The Wall Street Journal on the first business day of the
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          month in which the payment is due. All such default interest shall accrue from the day following the date payment of the relevant amount was due until it is paid in full. Such interest shall be payable on demand.

     e. All amounts payable by Purchaser pursuant hereto shall be paid in full in U.S. dollars by wire transfer to such account as FLAG may by notice to Purchaser designate, without setoff or counterclaim and without reduction for any deduction or withholding for or on account of any tax, duty or other charge of whatever nature imposed by any taxing authority of the country of Purchaser. If Purchaser is required by law to make any deduction or withholding from any payment hereunder, Purchaser shall gross up the amount payable so that after such deduction or withholding the net amount received by FLAG will be not less than the amount FLAG would have received had such deduction or withholding not been required. Purchaser shall make the required deduction or withholding, shall pay the amount so deducted or withheld to the relevant governmental authority and shall promptly provide FLAG with evidence of such payment.

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3.   PORTABILITY

     Purchaser may change the United Kingdom or Japan landing points of the Prime STM-1 or any Prime DS-3 or the landing points of any Drop and Insert at any time after it has been fully activated (provided that within the Prime STM-1 or each Prime DS-3 the STM-1s or DS-3s, as applicable, remain concatenated). Purchaser shall give FLAG not less than 90 days' notice of its desire to make any such change, which change will be subject to availability of the requested capacity on the FLAG Cable System and to Purchaser obtaining access to the FLAG Cable System through the relevant landing stations. The new capacity shall be Capacity for all purposes of this Agreement and the replaced capacity shall cease to be Capacity. Before the requested capacity is activated, Purchaser shall pay to FLAG a portability fee of US$[*].

4.   DEFAULT

     In the event that Purchaser shall have failed to pay any amount payable by Purchaser pursuant hereto for more than 30 days after its due date, then FLAG may upon 15 days' notice to Purchaser deactivate all then activated Capacity until Purchaser has paid in full all amounts overdue together with applicable default interest.

5.   REPRESENTATIONS AND WARRANTIES

     a.   Purchaser represents and warrants to FLAG as follows:

          (i) Purchaser is duly established and in good standing under the laws of Delaware and has full power and authority to enter into this Agreement.

          (ii) This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (iii) Purchaser is an entity authorized or permitted under the laws and regulations of its country to acquire and use facilities for the provision of international telecommunications services.

     b.   FLAG represents and warrants to Purchaser as follows:

          (i)   FLAG has full power and authority to enter into this Agreement.

          (ii) This Agreement constitutes the legal, valid and binding obligation of FLAG, enforceable against FLAG in accordance with its terms.

          (iii) FLAG has all permits and authorisations required by it as of the date of this Agreement for the operation of the FLAG Cable System in accordance with the C&MA and to provide Purchaser with the right to use the Capacity as contemplated hereby.

     c. EXCEPT AS PROVIDED ABOVE, FLAG DISCLAIMS, AND PURCHASER WAIVES, ALL REPRESENTATIONS AND WARRANTIES REGARDING THE CAPACITY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE.

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6.   ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings or proposals whether oral or written, with respect solely to the subject matter hereof.

7.   GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of New York, United States of America, without regard to the law of New York governing conflicts of law.

8.   ASSIGNMENT

     This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that, except for the assignment of either
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     Party's rights (but not such Party's obligations) under this Agreement to one or more financial institutions, lenders, creditors and export credit agencies as collateral security for financing provided to such Party or in connection with a sale of receivables, neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by either of the Parties hereto without the prior written consent of the other Party, and any attempted assignment in violation of this section shall be void.
     In the event of any enforcement of such collateral security by any creditor of Purchaser, the transferee of the Capacity shall be an entity authorised or permitted under the laws and regulations of its country to acquire and use facilities for the provision of international telecommunications services.

9.   LIABILITY

     PURCHASER'S OBLIGATION TO MAKE PAYMENTS AND ITS OTHER OBLIGATIONS HEREUNDER SHALL NOT BE SUBJECT TO ANY RIGHT OF SET OFF, COUNTERCLAIM, DEDUCTION, DEFENSE OR OTHER RIGHT WHICH PURCHASER MAY HAVE AGAINST FLAG OR ANY OTHER PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, FLAG SHALL NOT BE LIABLE TO PURCHASER FOR ANY LOSS OR DAMAGE SUSTAINED BY REASON OF ANY FAILURE IN OR BREAKDOWN OF THE FACILITIES CONSTITUTING THE FLAG CABLE SYSTEM OR ANY INTERRUPTION OF SERVICE, REGARDLESS OF THE CAUSE OF SUCH FAILURE, BREAKDOWN OR INTERRUPTION, AND REGARDLESS OF HOW LONG IT SHALL LAST, PROVIDED THAT SUCH FAILURE, BREAKDOWN OR INTERRUPTION WAS NOT CAUSED BY FLAG'S GROSS NEGLIGENCE OR WILFUL MISCONDUCT. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORSEEABLE.

10.  COUNTERPARTS

     This Agreement may be executed in counterparts. Any single counterpart or set of counterparts signed, in either case, by both Parties hereto shall constitute a full and original agreement for all purposes.

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11.  NOTICES

     Each notice, demand, certification or other communication given or made under this Agreement shall be in writing and shall be delivered by hand or sent by registered mail (airmail if international), recognized courier service or facsimile transmission to the address of the Party as shown below:

     If to Purchaser:

          2100 East Grand Avenue
          El Segundo, California 90245, USA

          Facsimile: +1-310-335-2699

          Attention:  Vice President, Contracts and Purchasing


     If to FLAG:

          4th Floor, The Emporium Building
          69 Front Street
          Hamilton HM12, Bermuda

          Facsimile: +1-441-296-0938

     or such other address as such Party may notify in writing to the other.

12.  CONFIDENTIALITY

     Except in the case of a permitted assignment and except for disclosures required by law, neither Party shall disclose the terms of this Agreement to any third party without the prior written consent of the other Party. Without limiting the generality of the foregoing, neither Party shall issue any press release or otherwise publicize the existence or terms of this Agreement without the prior written consent of the other Party.

13.  FORCE MAJEURE

     Neither Party shall be under any liability for failure to perform any of its obligations hereunder (except the obligation to make any payments) where such failure to perform arises from a Force Majeure event, including acts of God, government control, strikes, insurrection or other civil disorder, war or military operations, fire, lightning, explosion, subsidence or any other event beyond the control of such Party.

14.  DEFINITIONS

     Terms used herein and not otherwise defined shall have the meanings ascribed to them in the C&MA.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

FLAG TELECOM LIMITED
on behalf of FLAG LIMITED


By_______________________________

Name:

Title:


INFONET BROADBAND SERVICES CORPORATION


By_______________________________

Name:

Title:

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                                  Schedule 1


                Current Landing Points of the FLAG Cable System

Porthcurno, UK
Estepona, Spain
Palermo, Italy
Alexandria, Egypt
Port Said, Egypt
Fujairah, UAE
Mumbai, India
Penang, Malaysia
Songhkla, Thailand
Hong Kong, China
Shanghai, China
Keoje, Korea
Miura, Japan
Ninomiya, Japan

In addition, Jeddah, Saudi Arabia and Aqaba, Jordan are scheduled to be operational in June and July 1999, respectively.

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                                  Schedule 2



1. Purchaser shall pay to FLAG on activated Capacity Purchaser's pro rata share of the actual incremental cost (including but not limited to the cost of spares used) incurred by FLAG in carrying out a repair of the FLAG Cable System ("Running Costs").

    FLAG shall render invoices for Purchaser's share of Running Costs at such times as it renders invoices for other parties' shares of such Running Costs.

2. Purchaser shall pay directly to the relevant landing party, or reimburse FLAG for, the following amounts charged by each landing party that owns a landing station in which the activated Capacity enters the FLAG Cable System, in each case with respect to such Capacity:

    (a)  Landing station access charges; and

    (b)  Periodic landing station maintenance charges.

    If Purchaser is to reimburse FLAG for such charges, FLAG shall render Purchaser an invoice therefor as and when it is invoiced by the relevant landing party.

3.  Purchaser shall pay each invoice within 30 days after receipt by Purchaser.

4. If Purchaser requires restoration for any of the Capacity, FLAG shall arrange such restoration and charge Purchaser therefor in accordance with FLAG's restoration policies and procedures. FLAG shall advise Purchaser when Purchaser must notify FLAG of Purchaser's restoration requirements.

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